Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE REPORTS

THIRD QUARTER RESULTS

PROVO, UTAH, October 25, 2005 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported operating results for the three and nine months ended September 30, 2005.

                For the three months ended September 30, 2005, sales revenue increased 3.8 percent to $87.7 million compared to $84.5 million in the same period of the prior year. Net income decreased to $4.3 million in the third quarter of 2005 compared to $4.6 million in the third quarter of 2004, a decrease of 6.1 percent. Net income per diluted share was $0.28 compared to $0.29 per share a year ago.

                The results in the third quarter reflected another strong performance by Nature’s Sunshine in the United States, where sales revenue increased 10.5 percent, its strongest year over year improvement in over 6 years.  In addition, Nature’s Sunshine international continued to show strong growth in the third quarter increasing 13.4 percent.  However, sales at Synergy Worldwide declined 16 percent, resulting in a Synergy $1.0 million operating loss for the quarter.

                For the nine months ended September 30, 2005, sales revenue increased 7.6 percent to $261.1 million compared to $242.7 million in the same period of the prior year.  Operating income for the nine months was down 1.3 percent to $15.0 million from $15.2 million in the same period of the prior year.  Net income for the nine months ended September 30, 2005, was $12.4 million the same as reported in the same period of the prior year.  Net income per diluted share for the nine months ended September 30, 2005, totaled $0.80 compared to $0.81 in the same period of the prior year, based on 15.5 million and 15.4 million weighted average diluted shares, respectively.

The United States division’s net sales revenue for the three months ended September 30, 2005, increased 10.5 percent to $37.3 million from $33.8 million in the same period of the prior year.  For the nine months ended September 30, 2005, net sales revenue in the United States totaled $111.3 million compared to $105.9 million in the same period of the prior year, an increase of 5.0 percent.

                The international division’s net sales revenue for the three months ended September 30, 2005, totaled $29.9 million compared to $26.4 million in the same period of the prior year, an increase of 13.4 percent.  For the nine months ended September 30, 2005, the international division’s net sales revenue totaled $88.8 million, a 15.8 percent increase over the same period of the prior year.  Strong third quarter gains were reported in several international markets including Russia, Canada, Mexico and Japan.

Synergy Worldwide’s net sales revenue for the three months ended September 30, 2005, totaled $20.4 million compared to $24.4 a decrease of 16.0 percent.  For the nine months ended

September 30, 2005, net sales revenue totaled $61.1 million, an increase of 1.6 percent over the same period of the prior year.  Synergy Worldwide reported a third quarter operating loss of approximately $1.0 million.  The operating loss was primarily the result of decreased margins associated with Synergy’s Japan operation as well as a $0.4 million loss in Synergy Thailand operations due to a decrease in net sales revenue.

                “We are pleased with the steady improvement we are experiencing in the United States and international operations by Nature’s Sunshine, and its inherent operating income leverage.  However the performance at Synergy Worldwide, which we believe to be temporary, was clearly disappointing,” said Douglas Faggioli, President and CEO.  “We are already seeing some improvement at Synergy, and expect even greater benefits from the other steps we are taking, including a planned price increase in Japan for the fourth quarter of 2005.  The impact from changing over to on the ground shipping is virtually complete, and the new management team now in place at Synergy has effected other significant changes that we expect will yield improved results.  Synergy Worldwide remains a solid enterprise, with considerable opportunities which we fully expect to realize.”

                The balance sheet remained strong with working capital as of September 30, 2005 totaling $52.0 million and cash and cash equivalents totaling $41.1 million.  Shareholders equity was $99.7 million.

                The Company had approximately 665,000 Distributors worldwide on September 30, 2005, compared to approximately 652,000 in the same period of the prior year.  The number of Managers worldwide amounted to approximately 21,600 compared to approximately 18,100 a year ago.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Conference Call Schedule

A conference call will be held on Tuesday, October 25, 2005, at 10am (ET) and can be accessed live over the Internet through World Investor Link’s Vcall website, located at http://www.vcall.com.  To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay on the Vcall website will be available for one week after the original broadcast.  A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Tuesday, November 8, 2005. The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 6584269. International callers dial (973) 341-3080 and use the same PIN number.

Contact:
Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

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NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED
	SEPTEMBER 30
	2005	2004
	(Unaudited)
Net sales revenue	$87,706	$84,521

Cost of goods sold	16,521	15,515
Volume incentives	34,572	33,363
Selling, general and administrative	31,972	28,861
	83,065	77,739
Operating income	4,641	6,782
Other expense, net	(244)	175
Income before income taxes	4,397	6,957
Provision for income taxes	72	2,350
Net income	$4,325	$4,607
Basic net income per common share	$0.28	$0.31
Basic weighted average common shares	15,415	15,076
Diluted net income per common share	$0.28	$0.29
Diluted weighted average common shares	15,674	15,654

	NINE MONTHS ENDED
	SEPTEMBER 30
	2005	2004
	(Unaudited)
Net sales revenue	$261,147	$242,720

Cost of goods sold	46,044	45,343
Volume incentives	103,241	92,986
Selling, general and administrative	96,903	89,232
	246,188	227,561
Operating income	14,959	15,159
Other income (expense), net	(286)	903
Income before income taxes	14,673	16,062
Provision for income taxes	2,313	3,645
Net income	$12,360	$12,417
Basic net income per common share	$0.81	$0.84
Basic weighted average common shares	15,191	14,846
Diluted net income per common share	$0.80	$0.81
Diluted weighted average common shares	15,543	15,395

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$41,075	$36,206
Other current assets	63,643	56,300
Total current assets	104,718	92,506
Property, plant and equipment	33,666	34,731
Other assets	16,423	17,839
Total	$154,807	$145,076

Current liabilities	$52,742	$51,812
Other liabilities	1,920	2,045
Shareholders’ equity	100,145	91,219
Total	$154,807	$145,076